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                                                                       EXHIBIT 1

                        [ANDROS INCORPORATED LETTERHEAD]

                                          February 21, 1996

To Our Stockholders:

    I am pleased to inform you that on February 14, 1996 Andros Incorporated entered into an Agreement and Plan of Merger with Andros Holdings Inc. and Andros Acquisition Inc., both direct or indirect wholly owned subsidiaries of Genstar Capital Partners II, L.P. Under the Agreement, Andros Acquisition Inc. has commenced a cash tender offer to purchase all of the outstanding shares of Andros Common Stock for $18.00 per share. The Offer will be followed by a Merger in which any remaining shares of Andros Common Stock will be converted into the right to receive $18.00 per share in cash, without interest.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND THE MERGER, AND RECOMMENDS THAT COMPANY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, which are described in the attached
Schedule 14D-9 that is being filed today with the Securities and Exchange Commission. These factors include, among other things, the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, the Company's financial advisor, that the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair to the stockholders of the Company from a financial point of view.

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated February 21, 1996, of Andros Acquisition Inc., together with related materials to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Sincerely,

                                          /s/ Dane Nelson
                                          Dane Nelson
                                          President and Chief Executive Officer